                                                     Financial Statements
                                                     Years Ended
                                                     December 31, 1999 and 1998



                               [GRAPHIC OMITTED]




                               RESOURCE BANKSHARES
                          CORPORATION AND SUBSIDIARIES

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Resource Bankshares Corporation and Subsidiaries
Virginia Beach, Virginia


     We have audited the accompanying consolidated balance sheets of Resource Bankshares Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of Resource Bankshares Corporation and Subsidiary's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Resource Bankshares Corporation and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                             /s/ Goodman & Company, L.L.P.


Norfolk, Virginia
February 2, 2000

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

====================================================================================================

December 31,                                                            1999               1998
----------------------------------------------------------------------------------------------------
                           ASSETS
Cash and due from banks                                            $   3,481,696      $   4,324,515
Interest bearing deposits with banks                                   2,138,236          3,356,290
Federal funds sold                                                     1,445,000            800,000
                                                                 -----------------------------------
     Cash and cash equivalents                                         7,064,932          8,480,805
Funds advanced in settlement of mortgage loans                        11,773,851         21,052,486
Investment securities
     Available for sale (amortized cost of $6,760,303
         and $8,525,386, respectively)                                 6,658,954          8,619,123
     Held to maturity (fair value of $14,385,283 and
         $1,251,795, respectively)                                    16,536,027          1,223,636
Loans, net of allowance of $2,686,468 in 1999 and
     $2,500,193 in 1998                                              252,984,101        186,022,421
Other real estate owned                                                   31,370            647,038
Premises and equipment                                                 4,076,620          3,321,639
Other assets                                                           5,560,294          2,491,094
Accrued interest                                                       2,003,536          1,602,190
                                                                 -----------------------------------
                                                                   $ 306,689,685      $ 233,460,432
                                                                 ===================================

           LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
     Noninterest-bearing deposits                                  $  15,893,948      $  15,782,703
     Interest-bearing deposits                                       244,574,926        190,436,492
                                                                 -----------------------------------
                                                                     260,468,874        206,219,195

Capital Trust borrowings                                               9,200,000                  -
FHLB advances                                                         18,300,000          7,300,000
Other liabilities                                                      1,610,467          1,500,274
Accrued interest                                                       1,240,805            651,531
                                                                 -----------------------------------
                                                                     290,820,146        215,671,000
                                                                 ===================================

Stockholders' equity
     Preferred stock, par value $10 per share, 500,000
         shares authorized; none issued and outstanding                        -                  -
     Common stock, $1.50 par value - 6,666,666 shares
         authorized; shares issued and outstanding:
         1999 - 2,538,913; 1998 - 2,477,124                            3,808,370          3,715,686
     Additional paid-in capital                                       10,578,811         10,702,187
     Retained earnings                                                 1,608,394          3,310,630
     Accumulated other comprehensive income (loss)                      (126,036)            60,929
                                                                 -----------------------------------
                                                                      15,869,539         17,789,432
                                                                 -----------------------------------

                                                                   $ 306,689,685      $ 233,460,432
                                                                 ==================================

        The notes to consolidated financial statements are an integral part of this statement.

                                                                                                -2-

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

======================================================================================================================

Years Ended December 31,                                                 1999              1998              1997
----------------------------------------------------------------------------------------------------------------------
Interest and dividend income
     Interest and fees on loans                                      $ 18,071,728      $ 15,352,330      $  8,315,741
                                                                   ---------------------------------------------------
     Interest on investment securities:
         Interest and dividends on securities available for sale          706,217           641,318         1,103,257
         Interest on securities held to maturity                          981,227            70,517            15,414
                                                                   ===================================================
                                                                        1,687,444           711,835         1,118,671
                                                                   ---------------------------------------------------

     Interest on federal funds sold                                        73,997           623,189           123,227
     Interest on funds advanced in settlement of
         mortgage loans                                                 1,548,039         3,059,074         1,379,856
                                                                   ===================================================
             Total interest income                                     21,381,208        19,746,428        10,937,495
                                                                   ---------------------------------------------------
Interest expense
     Interest on deposits                                              11,036,446        10,316,463         5,695,994
     Interest on long-term borrowings                                     990,839                 -                 -
     Interest on short-term borrowings                                    408,263         1,019,982           287,430
                                                                   ---------------------------------------------------
             Total interest expense                                    12,435,548        11,336,445         5,983,424
                                                                   ===================================================

             Net interest income                                        8,945,660         8,409,983         4,954,071

Provision for loan losses                                              (4,667,000)         (150,000)         (155,254)
                                                                   ===================================================
             Net interest income after provision
                 for loan losses                                        4,278,660         8,259,983         4,798,817
                                                                   ---------------------------------------------------
Noninterest income
     Mortgage banking income                                            5,709,225         7,062,445         4,110,868
     Service charges                                                      759,289           760,581           409,451
     Other                                                                342,828           120,387                 -
                                                                   ---------------------------------------------------
                                                                        6,811,342         7,943,413         4,520,319
                                                                   ===================================================
Noninterest expense
     Salaries and employee benefits                                     6,735,896         6,686,381         4,035,860
     Occupancy expenses                                                 1,185,861         1,089,447           571,231
     Depreciation and equipment maintenance                               926,702           759,330           458,126
     Professional fees                                                    340,821           162,124           120,439
     Outside computer service                                             485,458           547,160           242,871
     FDIC insurance                                                        58,125            52,580            12,452
     Stationery and supplies                                              496,814           526,495           295,875
     Marketing and business development                                   400,938           343,157           205,073
     Other                                                              1,537,153         1,398,942           591,399
                                                                   ===================================================
                                                                       12,167,768        11,565,616         6,533,326
                                                                   ---------------------------------------------------

Income (loss) before income taxes                                      (1,077,766)        4,637,780         2,785,810
Income tax expense (benefit)                                             (386,958)        1,590,933           964,648
                                                                   ---------------------------------------------------

Net income (loss)                                                    $   (690,808)     $  3,046,847      $  1,821,162
                                                                   ===================================================

Basic earnings per common share                                      $      (0.27)     $       1.24      $       0.92
                                                                   ===================================================

Diluted earnings per share                                           $      (0.27)     $       1.13      $       0.83
                                                                   ===================================================

                   The notes to consolidated financial statements are an integral part of this statement.
                                                                                                                 -3-

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

===========================================================================================================================

Years Ended December 31, 1999, 1998 and 1997
---------------------------------------------------------------------------------------------------------------------------

                                                                   Common Stock               Additional         Retained
                                                           ---------------------------         Paid-in           Earnings
                                                              Shares          Amount           Capital           (Deficit)
                                                           ------------  -------------      --------------    --------------
Balance, December 31, 1996                                  1,935,748      $  2,903,622      $  6,497,615      $   (723,072)

Comprehensive income:
     Net income                                                     -                 -                 -         1,821,162

     Changes in unrealized appreciation
         (depreciation) on securities
         available for sale, net of reclassification
         adjustment and tax effect                                  -                 -                 -                 -

             Total comprehensive income

Common stock issued as a result
     of business combination                                  517,632           776,448         4,271,634                 -

Cash dividends declared
     $.25 per share                                                 -                 -                 -          (241,968)
                                                        ---------------------------------------------------------------------
Balance, December 31, 1997                                  2,453,380         3,680,070        10,769,249           856,122

Comprehensive income:
     Net income                                                     -                 -                 -         3,046,847

     Changes in unrealized appreciation
         (depreciation) on securities
         available for sale, net of reclassification
         adjustment and tax effect                                  -                 -                 -                 -
             Total comprehensive income

Proceeds from exercise of stock
     options                                                   32,732            49,098            95,900                 -

Reacquisition of common stock                                  (8,988)          (13,482)         (162,962)                -

Cash dividends declared
     $.24 per share                                                 -                 -                 -          (592,339)

                                                        ---------------------------------------------------------------------
Balance, December 31, 1998                                  2,477,124         3,715,686        10,702,187         3,310,630

Comprehensive income:
     Net loss                                                                                                      (690,808)

     Changes in unrealized appreciation
         (depreciation) on securities
         available for sale, net of reclassification adjustment and tax effect
             Total comprehensive income

Proceeds from exercise of stock
     options and warrants                                      90,888           136,332           389,216

Reacquisition of common stock                                 (29,099)          (43,648)         (512,592)

Cash dividends declared
     $.40 per share                                                                                              (1,011,428)
                                                        ---------------------------------------------------------------------
Balance, December 31, 1999                               $  2,538,913      $  3,808,370      $ 10,578,811      $  1,608,394
                                                        =====================================================================
                                                           Accumulated
                                                              Other
                                                          Comprehensive
                                                             Income
                                                             (Loss)            Total
                                                        --------------    --------------
Balance, December 31, 1996                               $    (23,104)     $  8,655,061

Comprehensive income:
     Net income                                                     -         1,821,162

     Changes in unrealized appreciation
         (depreciation) on securities
         available for sale, net of reclassification
         adjustment and tax effect                            319,480           319,480
                                                                            -------------
             Total comprehensive income                                       2,140,642
                                                                            -------------

Common stock issued as a result
     of business combination                                        -         5,048,082

Cash dividends declared
     $.25 per share                                                 -          (241,968)
                                                        ---------------------------------
Balance, December 31, 1997                                    296,376        15,601,817

Comprehensive income:
     Net income                                                     -         3,046,847

     Changes in unrealized appreciation
         (depreciation) on securities
         available for sale, net of reclassification
         adjustment and tax effect                           (235,447)         (235,447)
                                                                            -------------
             Total comprehensive income                                       2,811,400
                                                                            -------------
Proceeds from exercise of stock
     options                                                        -           144,998

Reacquisition of common stock                                       -          (176,444)

Cash dividends declared
     $.24 per share                                                 -          (592,339)
                                                        ---------------------------------
Balance, December 31, 1998                                     60,929        17,789,432

Comprehensive income:
     Net loss                                                                  (690,808)

     Changes in unrealized appreciation
         (depreciation) on securities
         available for sale, net of reclassification
         adjustment and tax effect                           (186,965)         (186,965)
                                                                           --------------
             Total comprehensive income                                        (877,773)
                                                                           --------------
Proceeds from exercise of stock
     options and warrants                                                       525,548

Reacquisition of common stock                                                  (556,240)

Cash dividends declared
     $.40 per share                                                          (1,011,428)
                                                        ---------------------------------
Balance, December 31, 1999                               $   (126,036)     $ 15,869,539
                                                        =================================

   The notes to consolidated financial statements are an integral part of this statement.

                                                                                   - 4 -

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

===========================================================================================================================

Years Ended December 31,                                                      1999             1998              1997
---------------------------------------------------------------------------------------------------------------------------
Operating activities
     Net income (loss)                                                   $   (690,808)     $  3,046,847      $  1,821,162
     Adjustments to reconcile to net cash provided
         (used) by operating activities:
         Provision for losses on loans and other real estate owned          4,667,000           150,000           155,254
         Provision for losses on funds advanced on settlement of
             mortgage loans                                                   275,000           270,651                 -
         Loss on sale of investment securities                                      -                 -            45,313
         Depreciation and amortization                                        475,212           310,867           265,047
         Amortization of investment securities
             premiums, net of discounts                                        47,426            66,064            21,170
         Loss (gain) on disposition of premises and equipment                  15,892            (4,006)           11,198
         Gain on sale of real estate owned                                    (12,932)          (10,137)                -
         Deferred loan origination fees, net of costs                         904,392           181,416          (152,955)
         Changes in:
             Funds advanced in settlement of mortgage loans                 8,855,015         2,420,998       (12,709,392)
             Interest receivable                                             (401,346)          (40,434)         (445,545)
             Interest payable                                                 589,274            42,675            92,699
             Other assets                                                  (2,968,422)          296,305        (1,003,497)
             Other liabilities                                                500,620        (1,160,739)          (75,474)
                                                                        ---------------------------------------------------
                 Net cash provided (used) by operating activities          12,256,323         5,570,507       (11,975,020)
                                                                        ===================================================
Investing activities
     Cash acquired in business combination                                          -                 -        12,539,233
     Proceeds from sales, maturities and calls of available-for-sale
         securities                                                         3,003,770         5,322,265         7,972,963
     Proceeds from maturities of held-to-maturity securities                  321,750         1,485,129            28,654
     Purchases of available-for-sale securities                            (1,252,675)       (1,897,250)       (2,589,000)
     Purchases of held-to-maturity securities                             (15,760,235)                -                 -
     Proceeds from maturities of time deposits                                      -         1,000,000                 -
     Loan originations, net of principal repayments                       (72,696,479)      (39,656,489)      (18,318,736)
     Proceeds from sales of foreclosed real estate                            940,620         1,366,874                 -
     Proceeds from sales of premises and equipment                              1,400            41,344                 -
     Purchases of premises and equipment and other assets                  (1,247,479)         (399,276)       (2,237,125)
                                                                        ---------------------------------------------------
                 Net cash used by investing activities                    (86,689,328)      (32,737,403)       (2,604,011)
                                                                        ===================================================

Financing activities
     Proceeds from Capital Trust borrowings                                 8,809,573                 -                 -
     Proceeds from exercise of stock options                                  525,548           144,998                 -
     Payments to reacquire common stock                                      (556,240)         (176,444)                -
     Cash dividends paid                                                   (1,011,428)         (592,339)         (241,968)
     Proceeds (repayments) from FHLB advances                              11,000,000       (13,650,000)        7,413,500
     Net increase (decrease) in demand deposits,
         NOW accounts and savings accounts                                  3,613,095         5,511,311        (2,618,793)
     Net increase in certificates of deposit                               50,636,584        31,199,552        20,104,201
                                                                        ===================================================
                 Net cash provided by financing activities                 73,017,132        22,437,078        24,656,940
                                                                        ---------------------------------------------------

Increase (decrease) in cash and cash equivalents                           (1,415,873)       (4,729,818)       10,077,909
Cash and cash equivalents at beginning of year                              8,480,805        13,210,623         3,132,714
                                                                        ---------------------------------------------------

Cash and cash equivalents at end of year                                 $  7,064,932      $  8,480,805      $ 13,210,623
                                                                        ===================================================

Supplemental schedules and disclosures of cash flow information

     Cash paid for:
         Income taxes paid                                               $    850,000      $  2,108,479      $    485,158
         Interest on deposits and other borrowings                       $ 11,846,274      $ 11,293,770      $  5,674,357

Supplemental schedule of non-cash investing and financing activities

     Transfers from loans to real estate acquired
         through foreclosure                                             $    312,027      $  1,319,184      $          -

                      The notes to consolidated financial statements are an integral part of this statement.

                                                                                                                    - 5 -

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1999 AND 1998


NOTE 1 - ORGANIZATION AND BUSINESS

     Resource Bankshares Corporation (the "Corporation") is a Virginia corporation organized in June 1998 by Resource Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Corporation"s assets consist primarily of its investment in the Bank.

     The Bank is a state-chartered commercial bank headquartered in Virginia Beach, Virginia where its commercial bank and operations office is located. The Bank was organized in April, 1987, and commenced operations on September 1, 1988. The Bank's primary market areas are Fairfax County and Virginia Beach, Virginia and, to a lesser extent, in the surrounding cities of the South Hampton Roads area.

     The Bank"s principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks. These services include checking and savings accounts, certificates of deposit and charge cards. The Bank's lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection, construction loans, and other commercial finance transactions.

     The Bank also operates a mortgage company which, as a division of the Bank, originates residential mortgage loans and subsequently sells them to investors. A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, and the northern
Virginia/Washington, D.C. metropolitan area.

     Resource Service Corporation, a wholly owned subsidiary of the Bank, has been inactive through December 31, 1999 and has no significant assets or liabilities.

     Resource Capital Trust, a wholly owned subsidiary of the Corporation, is a finance subsidiary whose sole purpose is to hold Capital Trust securities.

     In December, 1997, the Bank acquired a financial institution operating in northern Virginia. It provides lending and deposit services to individual and commercial customers. It formerly operated two branches under the name Eastern American Bank.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Consolidation

     The consolidated financial statements include the accounts of Resource Bankshares Corporation and its wholly-owned subsidiary, Resource Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

                         (Notes continued on next page)

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. The Corporation had no such deposits at December 31, 1999 and 1998. Such deposits amounted to $1,000,000 as of December 31, 1997.

     Securities

     Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities purchased for trading purposes, if any, are held in the trading portfolio at market value, with market adjustments included in noninterest income. Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities may be sold prior to maturity for asset/liability management purposes, in response to changes in interest rates or prepayment risk, to increase regulatory capital or other similar factors. Securities available for sale are carried at fair value, with any adjustments to fair value, after tax, reported as a separate component of other comprehensive income.

     Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method. Declines in the fair value of individual held-to-maturity and available for sale securities below their cost that are other than temporary, if any, are included in earnings as realized losses.

     Funds Advanced in Settlement of Mortgage Loans

     Funds are advanced in settlement of mortgage loans originated on behalf of investor banks. Mortgage banking income is recognized when the related mortgage is transferred to the investor bank.

     Transfers of Financial Assets

     Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                         (Notes continued on next page)

     Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

     Allowance for Loan Losses

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

     The adequacy of the allowance for loan losses is periodically evaluated by the Bank, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Bank's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

     When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

                         (Notes continued on next page)

     Income Recognition on Impaired and Nonaccrual Loans

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

     Other Real Estate Owned

     Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

     Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

     Restructured Loans

     Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower"s financial difficulties that the Bank would not have otherwise considered. The Bank has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.

                         (Notes continued on next page)

     The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received, if any. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring, the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are generally classified as impaired. A restructured loan that is not impaired, based on the restructured terms and that has a stated interest rate greater than or equal to a market interest rate at the date of the restructuring, is reclassified as unimpaired in the year immediately following the year it was disclosed as restructured.

     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

     Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, deferred loan fees, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation and intangible assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Advertising Costs

     Advertising costs are expensed as incurred.

     Deferred Compensation Plans

     The Corporation maintains deferred compensation and retirement arrangements with certain officers. The Corporation"s policy is to accrue the estimated amounts to be paid under the contracts over the expected period of active employment. The Corporation purchased life insurance contracts to fund the expected liabilities under the contracts.

                         (Notes continued on next page)

     Stock Compensation Plans

     FASB Statement No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation"s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

     Earnings Per Common Share

     The Corporation adopted Financial Accounting Standards Board (FASB) Statement No. 128, Earnings Per Share, on December 31, 1997. This statement establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes standards previously set in APB Opinion No. 15, Earnings Per Share. FASB Statement No. 128 requires dual presentation of basic and diluted EPS on the face of the statement of operations, and it requires a reconciliation of the numerator and denominator of the basic EPS computation with the numerator and denominator of the diluted EPS computation. This Statement is effective for financial statements issued for periods ending after December 15, 1998. In accordance with the requirements of this Statement, all prior period EPS data have been restated to reflect the change in reporting requirements.

     Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     Comprehensive Income

     The Corporation adopted FASB Statement No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of comprehensive income, and reported in the consolidated statements of stockholders' equity. The adoption of FASB Statement No. 130 had no effect on the Corporation's net income or shareholders' equity.

                         (Notes continued on next page)

     The components of other comprehensive income and related tax effects are as follows:

                                                           Years Ended December 31,
                                                           ------------------------
                                                      1999           1998           1997
                                                   ---------      ---------      ---------
Unrealized holding gains (losses) arising
     during the year on available-for-sale
     securities                                    $(287,742)     $(355,317)     $ 438,749
Reclassification adjustment for losses (gains)
     realized in income                                    -              -         45,313
                                                   ---------      ---------      ---------
Net unrealized gains (losses)                       (287,742)      (355,317)       484,062
Tax effect                                           100,777        119,870       (164,582)
                                                   ---------      ---------      ---------

Net-of-tax amount                                  $(186,965)     $(235,447)     $ 319,480
                                                   =========      =========      =========

     Segment Reporting

     During the year ended December 31, 1998, the Corporation adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

     Derivative Instruments and Hedging Transactions

     On April 1, 1999, the Corporation adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Corporation's adoption of this statement did not materially impact the Corporation's consolidated financial condition or consolidated results of operations.

     Computer Software

     During the year ended December 31, 1999, the Corporation adopted Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP was effective for financial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once certain criteria are met. Generally, internal costs with respect to software configuration and interface, coding, installation to hardware, testing (including parallel processing), and data conversion costs allowing access of old data by new systems should be capitalized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Corporation's adoption of this SOP on January 1, 1999 did not materially impact the Corporation's consolidated financial condition or results of operations.

                         (Notes continued on next page)

     Start-up Activities

     During the year ended December 31, 1999, the Corporation adopted SOP 98-5, Reporting on the Cost of Start-up Activities. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to start-up activities and costs of organization for both development stage and established operating activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP was effective for financial statements for fiscal years beginning after December 15, 1998. Consistent with banking industry practice, the Corporation's policy is to expense such costs. Therefore, its adoption, on January 1, 1999, did not materially affect the Corporation's consolidated financial position or results of operations.

     Off-Balance-Sheet Financial Instruments

     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written. Such financial instruments are recorded in the financial statements when they become payable.

     Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.

     Reclassifications

     Certain reclassifications have been made to prior year"s information to conform with the current year presentation.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances was approximately $676,000 for the year ended December 31, 1999. On December 31, 1999, the required reserve balance was $499,000.

                         (Notes continued on next page)

NOTE 4 - SECURITIES

     Securities at December 31, 1999 and 1998 are as follows:

                                                            Gross           Gross
                                           Amortized      Unrealized      Unrealized        Fair
December 31, 1999                            Cost           Gains           Losses          Value
                                         -----------     -----------     -----------     -----------
    Securities available for sale
      U.S. government agencies           $ 4,669,880     $    13,180     $    20,585     $ 4,662,475
      Federal Reserve Bank
        stock                                587,250               -               -         587,250
      Federal Home Loan Bank stock           915,000               -               -         915,000
      Preferred stock                        431,298               -          80,600         350,698
      Other                                  156,875               -          13,344         143,531
                                         -----------     -----------     -----------     -----------

                                         $ 6,760,303     $    13,180     $   114,529     $ 6,658,954
                                         ===========     ===========     ===========     ===========

                                                            Gross           Gross
                                           Amortized      Unrealized      Unrealized        Fair
December 31, 1999                            Cost           Gains           Losses          Value
                                         -----------     -----------     -----------     -----------
    Securities held to maturity
      U.S. government and agency
        securities                       $   150,881     $     2,409     $     2,011     $   151,279
      State and municipal
         securities                          745,526           1,677           3,484         743,719
      Corporate bonds                      7,208,085               -         679,675       6,528,410
      Preferred stock                      8,431,535               -       1,469,660       6,961,875
                                         -----------     -----------     -----------     -----------

                                         $16,536,027     $     4,086     $ 2,154,830     $14,385,283
                                         ===========     ===========     ===========     ===========
December 31, 1998

    Securities available for sale
      U.S. government agencies           $ 6,774,386     $    95,312     $     1,575     $ 6,868,123
      Federal Reserve Bank stock             434,300               -               -         434,300
      Federal Home Loan Bank
        stock                              1,161,700               -               -       1,161,700
      Other                                  155,000               -               -         155,000
                                         -----------     -----------     -----------     -----------

                                         $ 8,525,386     $    95,312     $     1,575     $ 8,619,123
                                         ===========     ===========     ===========     ===========

    Securities held to maturity
      U.S. government and agency
        securities                       $   477,675     $     7,156     $     1,461     $   483,370
      State and municipal securities         745,961          22,464               -         768,425
                                         -----------     -----------     -----------     -----------

                                         $ 1,223,636     $    29,620     $     1,461     $ 1,251,795
                                         ===========     ===========     ===========     ===========

     Federal Reserve Bank stock, Federal Home Loan Bank stock and other securities are restricted securities, carried at cost, and periodically evaluated for impairment. These securities are restricted, do not have a readily determinable fair value, and lack a market.

                         (Notes continued on next page)

     At December 31, 1999 and 1998, respectively, approximately $1,246,000 and $200,000, was pledged to secure deposits of the U.S. government or the Commonwealth of Virginia.

     In conjunction with the Corporation's adoption of FASB Statement No. 133 which allows for a reassessment of intent with respect to the investment portfolio, management elected to transfer securities with a fair value of $11,356,845 at the time of transfer and an original cost of $11,254,689, from the available for sale classification to the held to maturity classification as of April 1, 1999. The difference of $102,156 has been recorded as an adjustment to the amortized cost of the securities and is being amortized over their respective lives.

      The amortized cost and fair value of securities by maturity date at December 31, 1999 are as follows:

                                 Securities Held to Maturity    Securities Available for Sale
                                 ---------------------------    -----------------------------
                                   Amortized                       Amortized
                                     Cost        Fair Value          Cost         Fair Value
                                 -----------     -----------      ----------      ----------
Due in one year or less          $   395,917     $   397,488      $        -      $        -
Due from one to five years                 -               -         771,833         760,527
Due from five to ten years           455,545         454,241         303,592         302,078
Due after ten years                7,253,030       6,571,679       3,594,455       3,599,870
Federal Reserve Bank stock                 -               -         587,250         587,250
Federal Home Loan Bank stock               -               -         915,000         915,000
Preferred stock                    8,431,535       6,961,875         431,298         350,698
Other                                      -               -         156,875         143,531
                                 -----------     -----------     -----------     -----------

                                 $16,536,027     $14,385,283     $ 6,760,303     $ 6,658,954
                                 ===========     ===========     ===========     ===========

     Gross realized gains and losses on available-for-sale securities were:

                                                  December 31,
                                                  ------------
                                      1999            1998            1997
                                  -----------     -----------     ----------
Gross realized gains:
     U.S. government agencies     $         -     $         -     $        -
                                  ===========     ===========     ==========

Gross realized losses:
     U.S. government agencies     $         -     $         -     $   45,313
                                  ===========     ===========     ==========

     During 1997 the Corporation received proceeds of $4,954,687 from the sale of available-for-sale securities.

NOTE 5 - LOANS

     Loans consist of the following:

                                                          December 31,
                                               --------------------------------
       Gross loans:                                 1999               1998
                                               -------------      -------------
           Commercial                          $  77,507,162      $  68,568,799
           Real estate - construction             68,075,931         44,606,768
           Commercial real estate                 64,158,463         42,482,709
           Residential real estate mortgages      41,554,246         28,701,731
           Installment and consumer loans          4,374,767          4,162,607
                                               -------------      -------------
               Total gross loans                 255,670,569        188,522,614
           Less - allowance for loan losses       (2,686,468)        (2,500,193)
                                               -------------      -------------
           Loans, net                          $ 252,984,101      $ 186,022,421
                                               =============      =============

                         (Notes continued on next page)

        A summary of the activity in the allowance for loan losses account is as follows:

                                                Years Ended December 31,
                                      -----------------------------------------
                                          1999           1998           1997
                                      -----------    -----------    -----------

Balance, beginning of year            $ 2,500,193    $ 2,573,346    $ 1,040,247
Allowance acquired through business
    combination                                 -              -      1,400,000
Provision charged to operations         4,667,000        150,000        155,254
Loans charged-off                      (4,526,324)      (287,238)       (65,051)
Recoveries                                 45,599         64,085         42,896
                                      -----------    -----------    -----------

Balance, end of year                  $ 2,686,468    $ 2,500,193    $ 2,573,346
                                      ===========    ===========    ===========

     Accounting standards require certain disclosures concerning restructured loans, regardless of whether or not an impairment loss exists. At December 31, 1999 there were no such loans, and at December 31, 1998, such loans amounted to $2,078,079. Management does not believe an impairment loss exists with respect to these loans. Impaired loans amount to $472,548 and $532,674 as of December 31, 1999 and 1998, respectively. Both restructured and impaired loans have a valuation allowance allocation of $104,828 and $179,687 at those respective dates. Substantially all of the loans considered impaired at December 31, 1998 were acquired in the business combination with Eastern American Bank in December, 1997. The average recorded investment in impaired loans and restructured loans was approximately $828,846, $1,699,686 and $754,100 in 1999, 1998 and 1997, respectively. The Bank recognized $19,997, $46,332 and $34,570 of interest income on both categories of loans during 1999, 1998 and 1997, respectively.

     Loans on which the accrual of interest has been discontinued amounted to $472,548 and $532,674 at December 31, 1999 and 1998, respectively. If interest on those loans had been accrued, such income would have approximated $17,045, $16,394 and $11,964 for 1999, 1998 and 1997, respectively. After being classified as nonaccrual, no interest was received or recognized on the cash basis on these loans in 1999, 1998 and 1997.


NOTE 6 - PREMISES AND EQUIPMENT

        Premises and equipment consist of the following:

                                                           December 31,
                                                  ----------------------------
                                                      1999             1998
                                                  -----------      -----------
          Land                                    $ 1,725,000      $ 1,725,000
          Leasehold improvements                    1,449,754        1,343,155
          Equipment, furniture and fixtures         2,222,580        1,371,583
          Software                                    444,619          196,423
                                                  -----------      -----------
                                                    5,841,953        4,636,161
          Less - accumulated depreciation          (1,765,333)      (1,314,522)
                                                  -----------      -----------

                                                  $ 4,076,620      $ 3,321,639
                                                  ===========      ===========

     Depreciation charged to operating expense for 1999, 1998 and 1997 was $475,212, $310,867 and $265,047, respectively.

                         (Notes continued on next page)

NOTE 7 - DEPOSITS

        Interest-bearing deposits consist of the following:

                                                                                          December 31,
                                                                              -----------------------------------
                                                                                   1999                1998
                                                                              ---------------     ---------------
           Money market and NOW account deposits                              $    13,801,688     $    12,731,482
           Savings deposits                                                        21,655,029          20,721,917
           Time deposits $100,000 and over                                         11,461,070           9,717,569
           Other time deposits                                                    197,657,139         147,265,524
                                                                              ---------------     ---------------

                                                                              $   244,574,926     $   190,436,492
                                                                              ===============     ===============

     The scheduled maturities of time deposits at December 31, 1999 are as follows:


           Less than one year                                                                    $    177,259,480
           One to two years                                                                            31,102,027
           Three to five years                                                                            756,702
           Over five years                                                                                      -
                                                                                                 ----------------

                                                                                                 $    209,118,209
                                                                                                 ================

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

     Federal Home Loan Bank (FHLB) advances consist of the following:

                                                                                       December 31,
                                                                          ----------------------------------------
                                                                                 1999                  1998
                                                                          -----------------     ------------------
           5.97% FHLB advance due February 1, 2000                        $      13,000,000                  -
           5.07% FHLB advance due September 30, 2009                              5,000,000                  -
           5.42% FHLB advance due October 28, 1999                                    -                 2,000,000
           5.69% FHLB advance due February 6, 2000                                  300,000               300,000
           5.88% FHLB advance due September 24, 2002                                  -                 5,000,000
                                                                          -----------------     -----------------

                                                                          $      18,300,000     $       7,300,000
                                                                          =================     =================

        Information regarding FHLB advances is summarized below:

                                                                      1999             1998             1997
                                                                 --------------   --------------   --------------

           Weighted average rate                                      5.72%            5.65%            5.79%
                                                                 ==============   ==============   ==============

           Average balance                                       $   10,136,728   $   17,794,400   $    4,959,000
                                                                 ==============   ==============   ==============

           Maximum outstanding at month end                      $   18,300,000   $   46,420,000   $   20,950,000
                                                                 ==============   ==============   ==============

                         (Notes continued on next page)

     As of December 31, 1999 and 1998, advances are collateralized by FHLB stock with a cost of $915,000 and $1,161,700, respectively. In addition, securities of $3,982,000 and $5,900,000 are pledged against these advances, as of December 31, 1999 and 1998, respectively. First mortgage loans of $20,680,000 also serve to provide additional collateral for these advances at December 31, 1999. Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to 12% of the Bank's total assets. The FHLB advances arrangement has no expiration date, but is reevaluated periodically to determine the Bank"s credit worthiness. Additionally, the Bank has a warehouse line of credit of $50,000,000 collateralized by first mortgage loans and expiring December 2, 2000. As of December 31, 1999, the Bank had not drawn from this line of credit.

     Resource Capital Trust I (the Trust) is a wholly-owned special purpose finance subsidiary of the Parent, operating in the form of a grantor trust. The Trust was created in 1999 solely to issue capital securities and remit the proceeds to the Corporation. The Corporation is the sole owner of the common stock securities of the Trust. In 1999, the Trust issued 368,000 shares of preferred stock capital securities (Trust preferred stock) with a stated value of $25 per share, and a fixed dividend yield of 9.25% of the stated value. The stated value of the Trust preferred stock is unconditionally guaranteed on a subordinated basis by the Parent. The securities have a mandatory redemption date of April 15, 2029, and are subject to varying call provisions at the option of the Corporation beginning April 15, 2004. Through an inter-company lending transaction, proceeds received by the Trust from the sale of the securities were lent to the Parent for general corporate purposes.

     The Trust preferred stock is senior to the Corporation's common stock in event of claims against Resource, but is subordinate to all senior and subordinated debt securities. The Corporation has the right to terminate the Trust upon the occurrence of certain events, including (a) dividend payments on the preferred stock securities are no longer deemed tax-deductible, or the Trust is taxed on the income received from the underlying inter-company debt agreement with the Parent, (b) the capital securities are no longer considered Tier 1 capital under Federal Reserve Bank guidelines, or (c) the Trust, through a change of law, is deemed to be an investment company under the Investment Company Act of 1940 and subject to that act's reporting requirements.

     Shares of the Trust preferred stock are capital securities which are distinct from the common stock or preferred stock of the Corporation, and the dividends thereon are tax-deductible. Dividends accrued for payment by the Trust are classified as interest expense on long-term debt in the consolidated statement of operations of the Corporation. The Trust preferred stock is shown as "Capital Trust Borrowings" and classified as a liability in the consolidated balance sheets.

NOTE 9 - STOCKHOLDERS' EQUITY

     At December 31, 1999, the Corporation is in full compliance with all relevant regulatory capital requirements. Prior to 1998, under state law, the Bank was not able to pay dividends until it had restored any deficits in its capital funds as originally paid in, or unless permission was obtained from the State Corporation Commission and approved by stockholders. During April, 1997, the Board of Directors approved a $.25 per share dividend, totalling $241,968, which was approved by the State Corporation Commission and stockholders. The cash dividends were paid to stockholders in October, 1997. As a result of the Bank"s improved financial condition, such approvals are no longer required as long as the Bank continues to achieve satisfactory earnings. In 1998, the Board established a quarterly dividend policy, which resulted in a declaration of a $.10 and $.06 per share dividend for each quarter of 1999 and 1998, respectively.

                         (Notes continued on next page)

     In 1999, stock options and warrants were exercised resulting in the issuance of 90,888 additional common shares. The Corporation also reacquired 29,099 shares of its outstanding common stock.

     During 1998, stock options were exercised resulting in the issuance of 32,732 additional common shares. On July 1, 1998, the Corporation effected a two for one stock split in relation to the formation of the holding company. In the fourth quarter of 1998, the Corporation reacquired 8,988 shares of its outstanding common stock.

     In December, 1997, the Bank issued 517,632 shares of its common stock (as adjusted for the stock split) in a share exchange which resulted in the acquisition of Eastern American Bank, FSB. Costs associated with the acquisition of $218,000 were capitalized and are being amortized into expense over a fifteen year period on a straight-line basis.


NOTE 10 - EMPLOYEE BENEFIT PLANS

     401(k) Profit Sharing Plan

     The Corporation has a 401(k) Profit Sharing Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50% of the first 6% of an employee"s compensation contributed to the Plan. The Corporation may also make a discretionary profit sharing contribution based on certain eligibility requirements as set forth in the Plan. Employer account contributions vest to the employee equally over a three-year period. For 1999, 1998 and 1997, expenses attributable to the Plan amounted to $181,000, $139,000 and $89,000, respectively.

     Stock Compensation Plans

     At December 31, 1999, the Corporation has four stock compensation plans for its officers and directors. Each plan is a fixed option plan. Three of these plans, the May 1993 Long-Term Incentive Plan, the December 1993 Long-Term Incentive Plan, and the 1994 Long-Term Incentive Plan were implemented and grants were made prior to the effective date of FASB Statement No. 123, Accounting for Stock Based Compensation. The Corporation applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for all its plans. Accordingly, no compensation cost has been recognized for these plans against earnings.

     The Corporation's 1996 Long-Term Incentive Plan authorized the granting of options to management personnel and directors of 47,000 shares of the Bank's common stock in 1997. All options have 10-year terms, and become fully exercisable when the Bank's average market price of its common stock has attained at least $12.50 per share for at least thirty consecutive days. The 1997 stock options are not exercisable for five years from the date of grant. No stock options were granted in 1998. During 1999, this Plan was amended allowing 150,000 additional shares to management. The Corporation granted 90,500 of these shares in 1999.

                         (Notes continued on next page)

     Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

     The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation"s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had compensation cost for the Corporation's 1999 and 1997 stock options been determined based on the fair value method prescribed by FASB No. 123, the Corporation's net income and earnings per share would have been reduced to the pro-forma amounts indicated for the year ended December 31:

                                                  1999        1998          1997
                                              -----------  -----------  ------------
   Net income (loss)           As reported    $ (690,808)  $ 3,046,847  $  1,821,162
                               Pro forma      $ (815,864)  $ 3,000,535  $  1,774,850

   Basic earnings per share    As reported    $   (0.27)   $    1.24    $      .92
                               Pro forma      $   (0.32)   $    1.22    $      .89

   Diluted earnings per share  As reported    $   (0.27)   $    1.13    $      .83
                               Pro forma      $   (0.32)   $    1.11    $      .81

     The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                  1999        1998          1997
                                              -----------  -----------  ------------
   Dividend yield                                 2.35%         -             -

   Expected life                                  7 years       -             5 years

   Expected volatility                            36%           -             29%

   Risk-free interest rate                        6.25%         -             5.75%

                        (Notes continued on next page)

     The following is a summary of the Corporation's stock option activity, and related information for the years ended December 31:

                                   1999                          1998                       1997
                        ---------------------------  ---------------------------- --------------------------
                                         Weighted -                   Weighted -                 Weighted -
                                          Average                      Average                    Average
                                         Exercise                     Exercize                   Exercize
                          Options          Price       Options          Price     Options          Price
                          -------          -----       -------          -----     -------          -----
Outstanding -
  beginning of
  year                     339,024       $    6.16     371,756      $    5.96     324,756       $    4.60
Granted                     90,500           19.06           -              -      47,000           15.75
Exercised                   27,733            4.75      32,732           4.43           -               -
Forfeited                        -               -           -              -           -               -
                         ---------       ---------   ---------      ---------    --------       ---------
Outstanding -
end of year                401,791            9.17     339,024           6.16     371,756            5.96
                         ---------       ---------   ---------      ---------    --------       ---------
Exercisable - end
 of year                   264,291       $    4.61     292,024      $    4.62     324,756       $    4.60
                         ---------       ---------   ---------      ---------    --------       ---------
Weighted average
    fair value of
    options granted
    during the year                      $    7.34                  $       -                   $    5.81
                                         =========                  =========                   =========

     Information pertaining to options outstanding at December 31, 1999 is as follows:

                                           Options Outstanding                Options Exercisable
                                           -------------------                -------------------

                                       Weighted
                                        Average           Weighted                         Weighted
      Range of                         Remaining           Average                          Average
      Exercise          Number        Contractual         Exercise         Number          Exercise
       Prices         Outstanding        Life               Price        Exercisable         Price
       ------         -----------        ----               -----        -----------         -----
$ 3.00 - $ 6.25         264,291         5.1 years         $   4.63         264,291         $   4.63

$15.75 - $17.37          49,500         7.2 years         $  15.83               -                -

$18.50 - $21.75          88,000         9.5 years         $  19.65               -                -
                         ------                                         -----------
Outstanding at
    end of year         401,791         6.3 years         $   9.30          264,291        $   4.63
                        =======                                         ===========

                         (Notes continued on next page)

NOTE 11 - INCOME TAXES

     The principal components of the income tax expense (benefit) were as follows:

                                                                  December 31,
                                               -------------------------------------------------
                                                   1999               1998               1997
                                               -----------        -----------        -----------
Federal - current                              $  (957,512)       $ 1,589,996        $   485,846
Federal - deferred                                 570,554                937            478,802
                                               -----------        -----------        -----------
                                               $  (386,958)       $ 1,590,933        $   964,648
                                               ===========        ===========        ===========

     The differences between expected federal income taxes at statutory rates to actual income tax expense are summarized as follows:

                                                                  December 31,
                                               -------------------------------------------------
                                                   1999               1998               1997
                                               -----------        -----------        -----------
Income tax expense (benefit) computed at
federal statutory rates                        $  (366,440)       $ 1,576,845        $   947,175

Tax effects of:
    Tax-exempt interest                            (18,716)            (9,242)                 -
    Nondeductible merger and
       reorganization expenses                       5,469             23,060                  -
    Other                                           (7,271)               270             17,473
                                               -----------        -----------        -----------
                                               $  (386,958)       $ 1,590,933        $   964,648
                                               ===========        ===========        ===========

     The Corporation's deferred tax assets and liabilities, included in liabilities, and their components are as follows:

                                                          December 31,
                                                 ----------------------------
                                                     1999             1998
                                                 -----------      -----------
Deferred tax assets:
    Intangible assets                            $   127,380      $   141,800
    Bad debts and other provisions                   440,175          682,800
    Fixed assets                                     241,565          242,245
    Other                                             13,266            9,200
    Deferred compensation                             56,840           31,520
    Unrealized loss on securities                     65,962                -
                                                 -----------      -----------
Total deferred tax asset                             945,183        1,107,565
                                                 ===========      ===========
Deferred tax liabilities:
     Loans                                           278,140          299,670
     Deposits                                        551,885          594,610
     Deferred fees                                   829,140          426,000
     FHLB stock                                       17,821           17,821
     Unrealized gain on securities                         -           31,871
     Other                                             6,520            3,195
                                                 -----------      -----------
Total deferred tax liability                       1,683,506        1,373,167
                                                 -----------      -----------
Net deferred tax liability                       $  (738,323)     $  (265,602)
                                                 ===========      ===========

              (Notes continued on next page)

NOTE 12 - COMMITMENTS AND CONTINGENCIES

     The Bank leases its main office in Virginia Beach along with offices of the mortgage division and northern Virginia offices acquired through the business combination. The leases provide for options to renew for various periods. All escalation clauses based on fixed percentages are included in the disclosure below. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under non-cancelable lease agreements.

                                                         Lease
                                                       Payments
                                                   -------------
                   2000                            $   1,044,842
                   2001                                  895,478
                   2002                                  859,947
                   2003                                  840,538
                   2004                                  598,980
                   Thereafter                          2,385,924
                                                   -------------

                                                   $   6,625,709
                                                   =============

     Total lease expense was $878,234, $801,120 and $392,222 for 1999, 1998 and
1997, respectively.

     The Corporation and the Bank are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.


NOTE 13 - RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Bank has loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a significant financial interest. A summary of related party loan activity during 1999 is as follows:

           Balance, December 31, 1999                       $  1,842,409
           Originations - 1999                                 5,294,127
           Repayments - 1999                                  (1,254,236)
                                                            ------------

           Balance, December 31, 1999                       $  5,882,300
                                                            ============

     In the opinion of management, such loans are made at normal credit terms, including interest rate and collateral requirements and do not represent more than normal credit risk.

     Commitments to extend credit to related parties amounted to $146,000 at December 31, 1999. There were no commitments to extend credit and letters of credit to related parties at December 31, 1998.

     Deposits from related parties held by the Bank at December 31, 1999 and 1998 amounted to $4,194,000 and $4,203,000, respectively.

                         (Notes continued on next page)

NOTE 14 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

     The Bank has outstanding at any time a significant dollar amount of commitments to extend credit. To accommodate major customers, the Bank also provides standby letters of credit and guarantees to third parties. Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to the Bank"s obligations. The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 1999 and 1998. Because many commitments and almost all standby letters of credit and guarantees expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

                                                                  Variable Rate      Fixed Rate
                                                                   Commitments      Commitments
                                                                   -----------      -----------
     December 31, 1999

         Loan commitments                                         $103,368,922      $18,994,524

         Standby letters of credit and guarantees written         $  5,553,074      $     -

     December 31, 1998

         Loan commitments                                         $ 95,358,583      $17,036,278

         Standby letters of credit and guarantees written         $  4,033,347      $     -

     All of the guarantees outstanding at December 31, 1999 expire at various dates between 2000 and 2001. Interest rates on fixed-rate commitments range from 6.91% on commercial loans to 18% on consumer debt as of December 31, 1999.

     Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, collateral or other security is of no value. The Bank"s policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).

     There are no commitments to extend credit on impaired loans at December 31, 1999.

                         (Notes continued on next page)

     Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have significant exposure to any individual customer or counterparty. However, a geographic concentration arises because the Bank operates primarily in southeastern and northern Virginia.

     The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.


NOTE 15 - REGULATORY MATTERS

     The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation"s and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation"s and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

     As of September 30, 1999, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's and the Bank's actual capital amounts and ratios are presented in the table below. There is no significant difference between the Bank"s amounts and ratios and those for the Corporation on a consolidated basis as of December 31, 1998.

                         (Notes continued on next page)

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                For Capital                          Prompt Corrective
                                    Actual                   Adequacy Purposes                       Action Provisions
                                    ------                   -----------------                       -----------------
                              Amount      Ratio        Amount                 Ratio            Amount                 Ratio
                             --------    --------    ----------             ----------       ----------            ----------
As of December 31, 1999:
   Total Capital (to Risk-
      Weighted Assets)
       Consolidated          $23,947,000   9.24%    $ 20,732,000 more than or equal to 8%        N/A                   N/A
       Bank                  $25,921,000  10.05%    $ 20,634,000 more than or equal to 8%    $25,792,000  more than or equal to 10%
   Tier I Capital (to Risk -
      Weighted Assets)
       Consolidated          $21,261,000   8.20%    $ 10,366,000 more than or equal to 4%        N/A                    N/A
       Bank                  $23,235,000   9.01%    $ 10,315,000 more than or equal to 4%    $15,473,000  more than or equal to  6%
   Tier I Capital (to Average
      Assets)
       Consolidated          $21,261,000   7.19%    $ 11,826,000 more than or equal to 4%        N/A                    N/A
       Bank                  $23,235,000   7.90%    $ 11,765,000 more than or equal to 4%    $14,706,000  more than or equal to  5%

                               Amount      Ratio        Amount                 Ratio            Amount                 Ratio
                              --------    --------    ----------             ----------       ----------            ----------
As of December 31, 1998:
   Total Capital
   (to Risk-Weighted Assets) $19,929,000  10.48%    $ 15,209,920 more than or equal to 8%    $19,012,400  more than or equal to 10%
   Tier I Capital
   (to Risk-Weighted Assets) $17,552,000   9.23%    $  7,604,960 more than or equal to 4%    $11,407,440  more than or equal to  6%
   Tier I Capital
   (to Average Assets)       $17,552,000   7.52%    $  9,339,320 more than or equal to 4%    $11,674,150  more than or equal to  5%

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair value of the Bank's financial instruments as of December 31, 1999 and 1998. FASB Statement
No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts in the table are included in the balance sheets under the indicated captions.

                                                1999                      1998
                                       ----------------------    ------------------------
                                        Carrying       Fair       Carrying        Fair
                                         Amount       Value        Amount        Value
                                       ----------  ----------    ----------  ------------
                                        (Dollars in thousands)    (Dollars in thousands)
Financial Assets:
    Cash and cash equivalents           $  7,065     $  7,065     $  8,481     $  8,481
    Loans, net                           252,984      254,755      186,022      191,266
    Investment securities                 23,195       21,044        9,843        9,871
    Funds advanced in settlement of
        mortgage loans                    11,774       11,774       21,052       21,052
    Accrued interest receivable            2,004        2,004        1,602        1,602


                         (Notes continued on next page)

Financial Liabilities:
    Deposit liabilities          260,469     260,547     206,219     207,756
    Short-term borrowings         13,000      13,000       2,000       2,000
    Long-term borrowings          14,500      13,764       5,300       5,540
    Accrued interest payable       1,241       1,241         652         652

        Estimation of Fair Values

     The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

     Short-term financial instruments are valued at their carrying amounts included in the Bank"s balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, deposits in other banks, funds advanced in settlement of mortgage loans, and short-term borrowings.

     Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

     Investment securities are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

     The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed - maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

     The carrying amounts of accrued interest receivable and payable, and certain other assets approximate fair value.

     It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit and guarantees written, due to the lack of cost effective, reliable measurement methods for these instruments.

                         (Notes continued on next page)

NOTE 17 - EARNINGS PER SHARE RECONCILIATION

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations. The number of shares have been restated for the two for one stock split in 1998.

                                                          1999             1998            1997
                                                      -----------      -----------     -----------
Net (loss) income (numerator, basic and diluted)      $  (690,808)     $ 3,046,847     $ 1,821,162
Weighted average shares outstanding (denominator)       2,524,337        2,467,031       1,978,884
                                                      -----------      -----------     -----------

Earnings per common share-basic                       $   (.27)        $   1.24        $    .92
                                                      ===========      ===========     ===========

Effect of dilutive securities:

Weighted average shares outstanding                     2,524,337        2,467,031       1,978,884
Effect of stock options                                         -          235,940         206,572
                                                      -----------      -----------     -----------

Diluted average shares outstanding (denominator)        2,524,337        2,702,971       2,185,456
                                                      -----------      -----------     -----------

Earnings per common share - assuming dilution         $   (.27)        $   1.13        $    .83
                                                      ===========      ===========     ===========

     The effect of dilutive securities was not used to compute diluted earnings per share for 1999 because the effect would have been antidilutive.

                         (Notes continued on next page)

NOTE 18 - BUSINESS COMBINATION

     On December 1, 1997, the Bank acquired Eastern American Bank, FSB, in a business combination accounted for under the purchase method of accounting. In an exchange of shares, all of the issued and outstanding common and preferred stock of Eastern American Bank were converted into the right to receive 258,816 shares of Resource Bank common stock, amounting to a purchase price of $5,048,082. As a result of the combination, the Bank acquired $66,514,000 in assets (including cash of $12,539,000), $48,082,200 in net loans, and assumed $52,844,000 in deposit liabilities. The fair value of the assets acquired, net of liabilities assumed, exceeded the purchase price by $547,000. Accordingly, this excess was allocated to, and eliminated, certain property and equipment and other non current assets of the acquired bank. The acquisition did not have a material effect on the results of operations for the year ended December 31, 1997, as the results of operations only include Eastern American Bank's activity for the month then ended. In 1998, the former Eastern American Bank's operations were integrated into Resource Bank.

     The following unaudited pro forma financial information for the year ended December 31, 1997 is presented for informational purposes only. This information assumes the business combination was consummated on January 1, and is not necessarily indicative of the combined results of operations which would actually have occurred had the transaction been consummated on that date or which may be obtained in the future. This financial information includes the actual separate operating results of the Bank and Eastern American through November 30, 1997, the financial impact of all pro forma adjustments, and the actual combined operating results of the Bank for the period December 1, 1997 through December 31, 1997. Dollars are in thousands, except per share data.

                                                       Unaudited Pro Forma
                                                      Results of Operations
                                                            Year Ended
                                                        December 31, 1997
                                                        -----------------

        Total interest income                            $         16,904
        Net interest income                              $          7,554
        Net income                                       $          1,607
        Basic earnings per common share                  $            .66
        Diluted earnings per share                       $            .61

                         (Notes continued on next page)

NOTE 19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     Financial information pertaining only to Resource Bankshares Corporation is as follows:

Balance Sheets

December 31,                                                          1999              1998
================================================================================================
Assets
     Cash and due from banks                                    $     450,218      $     56,868
     Cash on deposit at Resource Bank                               1,024,087           248,611
                                                                -------------------------------
         Total cash and due from banks                              1,474,305           305,479
     Investment securities available for sale                         350,698                 -
     Due from (to) Resource Bank                                      (71,109)           19,998
     Investment in preferred stock of Resource Capital Trust          284,550                 -
     Investment in preferred stock of Resource Bank                 7,350,000                 -
     Investment in common stock of Resource Bank                   15,825,441        17,613,122
     Other assets                                                     583,206                 -
                                                                -------------------------------
         Total assets                                           $  25,797,091      $ 17,938,599
                                                                ===============================

Liabilities and Stockholders' Equity

Interest payable                                                $     189,111      $          -
Dividends payable                                                     253,891           149,167
Capital Trust borrowings                                            9,484,550                 -
                                                                -------------------------------
                                                                    9,927,552           149,167
Stockholders' equity                                               15,869,539        17,789,432
                                                                ===============================
         Total liabilities and stockholders' equity             $  25,797,091      $ 17,938,599
                                                                ===============================

Statements of Operations


Years Ended December 31,                                              1999              1998
===============================================================================================

Income
     Dividends from Resource Bank                               $   1,290,213      $    924,934
     Interest on investments                                           30,674               162
     Management fees                                                  349,800                 -
                                                                -------------------------------
                                                                    1,670,687           925,096
                                                                ===============================
Expenses
     Interest expense - Capital Trust borrowings                      702,075                 -
     Other expenses                                                   179,798                 -
                                                                -------------------------------
                                                                      881,873                 -
                                                                ===============================
Income before income taxes and equity in
     undistributed net income (loss) of Resource Bank                 788,814           925,096

Equity in undistributed net income (loss) of
     Resource Bank                                                 (1,653,106)        2,121,751
                                                                -------------------------------

Income (loss) before tax benefit                                     (864,292)        3,046,847

Income tax benefit                                                    173,484                 -
                                                                -------------------------------

Net income (loss)                                                $   (690,808)     $  3,046,847
                                                               ================================
                         (Notes continued on next page)
                                                                                         - 30 -


December 31,                                                               1999             1998
-----------------------------------------------------------------------------------------------------
Statements of Cash Flows

Cash flows from operating activities
     Net income (loss)                                                 $  (690,808)     $ 3,046,847
     Adjustments to reconcile to net cash
         provided by operating activities:
             Accretion of investment securities discounts
                 net of premiums                                            (4,448)               -
             Equity in undistributed net income (loss) of
                 Resource Bank                                           1,653,106       (2,121,751)
             Increase in other assets                                     (463,889)         (19,998)
             Increase in accrued expenses                                  189,111                -
             Increase in other liabilities                                 104,725          149,166
                                                                      -------------------------------
                 Net cash provided by operating activities                 787,797        1,054,264
                                                                      -------------------------------

Cash flows from investing activities
     Purchases of available-for-sale securities                           (426,850)               -
     Purchase of Resource Capital Trust preferred stock                   (284,550)               -
     Purchase of Resource Bank preferred stock                          (7,350,000)               -
                                                                      -------------------------------
                 Net cash used by investing activities                  (8,061,400)               -
                                                                      -------------------------------

Cash flows from financing activities
     Proceeds from Capital Trust borrowings                              9,484,550                -
     Proceeds from sale of common stock  upon
         exercise of stock options                                         525,548           19,998
     Payments to reacquire common stock                                   (556,240)        (176,444)
     Cash dividends paid on common stock                                (1,011,429)        (592,339)
                                                                      -------------------------------
                 Net cash provided (used) for financing activities       8,442,429         (748,785)
                                                                      -------------------------------

Net increase in cash and cash equivalents                                1,168,826          305,479

Cash and cash equivalents at beginning of year                             305,479                -
                                                                      -------------------------------

Cash and cash equivalents at end of year                               $ 1,474,305      $   305,479
                                                                      -------------------------------

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid are generally restricted to net profits, as defined, for the current year plus retained net profits for the previous two years, (limited to the retained earnings of the Bank) and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 1999, the Bank's retained earnings available for the payment of dividends without prior regulatory approval was $1,604,000, and funds available for loans or advances amounted to $2,164,500.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

                         (Notes continued on next page)

NOTE 20 - SEGMENT REPORTING

     The Corporation has one reportable segments, its mortgage banking operations. The mortgage banking segment originates residential loans and subsequently sells them to investors. The commercial banking and other banking operations, provide a broad range of lending and deposit services to individual and commercial customers, including such products as construction loans, and other business financing arrangements. The Corporation does not have other reportable operating segments.

     The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The chief operating decision maker of the Corporation evaluates performance based on profit or loss from operations before income taxes.

     The Corporation's reportable segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

     The segment's most significant revenue and expense is non-interest income and non-interest expense, respectively. The segments are reported below for the years ended December 31.

Selected Financial Information
                                                           Mortgage            Commercial
                                                            Banking            and Other
Year Ended December 31, 1999                              Operations            Banking                Total
                                                          ----------            -------               -------

     Net interest income after provision for
         loan losses                             $          -      $  4,278,660      $  4,278,660
     Noninterest income                             5,709,225         1,102,117         6,811,342
     Noninterest expense                           (6,128,122)       (6,039,646)      (12,167,768)
                                                 ------------      ------------      ------------

     Net loss before income taxes                $   (418,897)     $   (658,869)     $ (1,077,766)
                                                 ============      ============      ============

Year Ended December 31, 1998

     Net interest income after provision for
         Loan losses                            $           -      $  8,259,983      $  8,259,983
     Noninterest income                             7,062,445           880,968         7,943,413
     Noninterest expense                           (6,401,258)       (5,164,358)      (11,565,616)
                                                 ------------      ------------      ------------

     Net income before income taxes              $    661,187      $  3,976,593      $  4,637,780
                                                 ============      ============      ============

Year Ended December 31, 1997

     Net interest income after provision for
         Loan losses                            $           -      $  4,798,817      $  4,798,817
     Noninterest income                             4,110,868           409,451         4,520,319
     Noninterest expense                           (3,517,157)       (3,016,169)       (6,533,326)
                                                 ------------      ------------      ------------

     Net income before income taxes              $    593,711      $  2,192,099      $  2,785,810
                                                 ============      ============      ============

                     (Notes continued on next page)


                                                Mortgage
         Segment Assets                         Banking              Commercial
                                               Operation              Banking                Total
                                           -------------------  --------------------- ---------------------
         1999                              $  675,597           $  306,014,088        $  306,689,685

                                           $  514,989           $  232,945,443        $  233,460,432

                                           $  775,396           $  208,554,622        $  209,330,018

         The Corporation does not have a single external customer from which it derives 15 percent or more of its revenues.


NOTE 21 - QUARTERLY DATA (UNAUDITED)

                                                    Year Ended December 31, 1999
                                  -----------------------------------------------------------------

                                       Fourth           Third          Second            First
                                      Quarter          Quarter         Quarter          Quarter
                                  --------------  ---------------- ---------------  ---------------

Interest and dividend income       $ 5,911,330      $ 5,651,128      $ 5,118,926      $ 4,699,824
Interest expense                    (3,556,269)      (3,269,340)      (2,956,204)      (2,653,735)
                                  -----------------------------------------------------------------

Net interest income                  2,355,061        2,381,788        2,162,722        2,046,089

Provision for loan losses                    -       (4,667,000)               -                -
                                  -----------------------------------------------------------------

Net interest income after
     provision for loan losses       2,355,061       (2,285,212)       2,162,722        2,046,089

Noninterest income (charges)         1,472,437        1,796,795        1,866,825        1,675,285

Noninterest expenses                (2,941,136)      (3,581,171)      (3,079,428)      (2,566,033)
                                  -----------------------------------------------------------------

Income (loss) before income
     taxes                             886,362       (4,069,588)         950,119        1,155,341

Provision for income taxes            (303,021)       1,418,468         (328,741)        (399,748)
                                  -----------------------------------------------------------------

Net income (loss)                  $   583,341      $(2,651,120)     $   621,378      $   755,593
                                  =================================================================


Earnings per common share

     Basis                         $      0.23      $     (1.04)     $     0.24       $      0.30
                                  =================================================================

     Diluted                       $      0.23      $     (1.04)     $     0.22       $      0.27
                                  =================================================================

                                                                                               -33-